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                                                                    EXHIBIT 99.1

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NEWS RELEASE
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[NEXTEL LOGO]                                        NEXTEL COMMUNICATIONS, INC.
                                                     2001 Edmund Halley Drive
                                                     Reston, VA 20191

                                                 MEDIA: BEN BANTA (703) 433-4700
                                          INVESTORS: PAUL BLALOCK (703) 433-4300

                       NEXTEL TO PROCEED WITH STOCK SPLIT
   WILLIAM E. CONWAY, JR. AND MORGAN O'BRIEN RE-ELECTED TO BOARD OF DIRECTORS
                 AMENDMENT TO INCENTIVE EQUITY PLAN ALSO ADOPTED

RESTON, Va., May 26, 2000 -- The shareholders of Nextel Communications, Inc. (NASDAQ: NXTL) approved a measure which increases the Company's authorized common stock from approximately 614 million shares to approximately 2.2 billion shares at Nextel's Annual Meeting of Stockholders in Reston, Virginia. This vote allows Nextel to proceed with a 2-for-1 stock split which was approved by Nextel's board of directors in February. As a result, the new shares will be distributed on June 6th to shareholders of record as of May 26, 2000.

"Our shareholders gave Nextel a vote of confidence today," said Tim Donahue, President and CEO of Nextel Communications, Inc. "Nextel has shown the ability to build a superior wireless network and load it with the highest quality customers. We now have a capital structure that allows us additional flexibility in pursuing and attaining our objectives."

Stockholders also approved the re-election of William E. Conway, Jr. and Morgan O'Brien to Nextel's Board of Directors. Mr. Conway has served on the board of directors since February, 1997. Mr. O'Brien, a co-founder of Nextel, has served as board member since 1987 and has been the Vice Chairman of the Board since March, 1996.

Other measures approved by the shareholders include an amended Incentive Equity Plan, which increases the number of Class A Common Stock shares available under the Incentive Equity Plan from 45 million to 90 million shares, and the appointment of Deloitte and Touche LLP as Nextel's independent auditors for fiscal year 2000.

 Nextel Communications Inc., headquartered in Reston, Va. is a leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States that covers thousands of communities across the United States. Nextel and Nextel Partners Inc. currently serve 97 of the top 100 U.S. markets. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct Connect(R) - a digital two-way radio feature. In addition, through Nextel International Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, and Japan. Please visit our web page at http://www.nextel.com.

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 Nextel, the Nextel logo, Nextel Business Plan, Nextel Online and Nextel Direct
Connect are trademarks and/or service marks of Nextel Communications, Inc.